FIRST AMENDMENT to amended and restated master Lease

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MASTER LEASE (this “Amendment”) is made as of October 6, 2018 (the “Amendment Execution Date”) by and among MRT of Las Vegas NV - ACH, LLC, a Delaware limited liability (“MRT Las Vegas-ACH”), MRT of Las Vegas NV - LTACH, LLC, a Delaware limited liability company (“MRT Las Vegas-LTACH”), MRT of Fort Worth TX - SNF, LLC, a Delaware limited liability company (“MRT Fort Worth-SNF”), MRT of Spartanburg SC - SNF, LLC, a Delaware limited liability company (“MRT Spartanburg-SNF”; and, together with MRT Las Vegas-ACH, MRT Las Vegas-LTACH, and MRT Fort Worth-SNF, as their interests may appear, “Landlord”), Nashville Leasehold Interests, LLC, a Delaware limited liability company (“Tenant”), Vegas Hospital Care, LLC, a Delaware limited liability company (“Mountain’s Edge Operator”), THI of Nevada II at Desert Lane, LLC, a Delaware limited liability company (“Horizon Henderson Operator”), Bryant Irvin Consulting, LLC, a Delaware limited liability company (“Mira Vista Operator”), and THI of South Carolina at Magnolia Place at Spartanburg, LLC, a Delaware limited liability company (“Spartanburg Operator”; and together with Mountain’s Edge Operator, Horizon Henderson Operator and Mira Vista Operator are collectively referred to herein as the “Operators”).  Landlord, Tenant and the Operators are collectively referred to herein as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Parties have previously executed that certain Amended and Restated Master Lease, dated April 27, 2017 (the “Master Lease”) pursuant to which Landlord leased to Tenant the Premises (as defined in Section 1 of the Master Lease).  All capitalized terms in this Amendment which are not defined herein shall have the meaning given to such terms in the Master Lease.

WHEREAS, among other properties, the Premises includes (a) that certain tract of land located at 8656 West Patrick Lane, Las Vegas, Nevada, 89148 in Clark County, Nevada, more specifically described as the “Mountain’s Edge Land” in the Master Lease, (b) all buildings, structures and other improvements of every kind located thereon, more specifically described as the “Mountain’s Edge Improvements” in the Master Lease, which Mountain’s Edge Improvements include that certain two-story building containing approximately 72,140 square feet of space operated as a 130-bed, licensed acute care hospital on the Land (the “Mountain’s Edge Facility”), (c) the Mountain’s Edge Equipment and (d) the Mountain’s Edge Fixtures (the Mountain’s Edge Land, the Mountain’s Edge Improvements, the Mountain’s Edge Equipment and the Mountain’s Edge Fixtures are collectively referred to herein as the “Mountain’s Edge Property”).

WHEREAS, Tenant is in default in the payment of Fixed Monthly Rent (as defined in Section 3.1 of the Master Lease) and the Replacement Reserve Payment (as defined in Section 6.7 of the Master Lease) due and payable under the Master Lease and in default under the financial covenants under Section 11.2 of the Master Lease, and as an accommodation to Tenant, Tenant has requested that Landlord agree to abate a portion of the Fixed Monthly Rent and the Replacement Reserve Payment due and payable under the Master Lease for a period of time and make other modifications to the terms of the Master Lease.

WHEREAS, the Parties desire to execute this Amendment to memorialize the terms and conditions upon which Landlord has agreed to abate a portion of the Fixed Monthly Rent and the Replacement Reserve Payment due and payable under the Master Lease subject to and conditioned upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Section 3 (Rent).  Section 3 of the Master Lease is generally amended to provide that:

(a)During the period of time commencing on May 20, 2018 and continuing through and including March 20, 2019 (the “Temporary Abatement Period”), Tenant shall be permitted to pay, and shall pay, a reduced amount of Fixed Monthly Rent and Replacement Reserve Payment as more particularly described in the schedule below which reduction is intended to provide temporary rent relief for the Mountain’s Edge Property.  Payments received each month from Tenant during the Temporary Abatement Period shall be first applied to Fixed Monthly Rent and the balance of each such payment shall then be applied to the Replacement Reserve Payment.

Month of Temporary Abatement Period (Rent payment due on 20th of each month)	Fixed Monthly Rent and Replacement Reserve Payment which would have been payable for the Premises (as a whole without taking into account partial abatement granted by this Amendment)	Actual Fixed Monthly Rent and Replacement Reserve Payment to be paid for the Premises (as a whole taking into account partial abatement granted by this Amendment )	Amount of Abatement of Fixed Monthly Rent and Replacement Reserve Payment for the Applicable Month (to be amortized and repaid in 2019)
05/20/2018 - 06/19/2018	$728,355.84	$438,672.70	$289,683.14
06/20/2018 - 07/19/2018	$728,355.84	$434,682.53	$293,673.31
07/20/2018 - 08/19/2018	$728,355.84	$528,355.84	$200,000.00
08/20/2018 - 09/19/2018	$728,355.84	$528,355.84	$200,000.00
09/20/2018 - 10/19/2018	$728,355.84	$528,355.84	$200,000.00
10/20/2018 - 11/19/2018	$728,355.84	$528,355.84	$200,000.00
11/20/2018 - 12/19/2018	$728,355.84	$528,355.84	$200,000.00
12/20/2018 - 01/19/2019	$728,355.84	$528,355.84	$200,000.00
01/20/2019 - 02/19/2019	$728,355.84	$528,355.84	$200,000.00
02/20/2019 - 03/19/2019	$728,355.84	$528,355.84	$200,000.00
03/20/2019 - 04/19/2019	$728,355.84	$528,355.84	$200,000.00
Total Abatement of Fixed Monthly Rent and Replacement Reserve Payments			$2,383,356.45

(b)During the Temporary Abatement Period, in addition to the sums payable by Tenant under Section 1(a) of this Amendment, Tenant shall be obligated to continue to pay monthly (due on the 20th of each month) the Mountain’s Edge Supplemental Rent Payment as required by Section 3.4 of the Master Lease.

(c)During the Temporary Abatement Period, the Fixed Annual Rent shall continue to increase as provided in Section 3.2 of the Master Lease.  The Parties acknowledge that the Fixed Monthly Rent Payment amounts in columns 2 and 3 of the above schedule for the month of March 2019 does not take into account the annual increase that will be effective on March 20, 2019 and such amounts will be adjusted by the Parties at such time pursuant to Section 3.2 of the Master Lease.

(d)During the Temporary Abatement Period, Tenant shall be obligated to pay monthly (due on the 20th of each month ) interest on the then outstanding amount by which Fixed Monthly Rent and Replacement Reserve Payments have been abated as described in Section 1(a) of this Amendment at an annual interest rate of nine percent (9%).  The total rent and replacement reserve abatement amount of $2,383,356.45 is sometimes referred to herein as the “Total Abatement Amount”).

(e)Upon the expiration of the Temporary Abatement Period, Tenant shall be obligated to pay to Landlord:

(i)the Fixed Monthly Rent in the amount originally due and payable for the applicable month under the terms of the Master Lease (without abatement or reduction);

(ii)the Mountain’s Edge Supplemental Rent Payment as required by Section 3.4 of the Master Lease; and

(iii) in nine (9) consecutive monthly payments, with the first such payment due and payable on April 20, 2019 and continuing on the 20th day of each month and the last such payment due and payable on December 20, 2019, in the amounts set forth below (which monthly amounts represent an amortization of the Total Abatement Amount over the last nine calendar months of 2019 at an annual interest rate of nine percent (9%) (the “Amortized Abated Payments”):

Amortized Abated Payment Due Date	Amount of Amortized Abated Payment
04/20/2019	$282,692.56
05/20/2019	$280,706.43
06/20/2019	$278,720.30
07/20/2019	$276,734.17
08/20/2019	$274,748.04
09/20/2019	$272,761.90
10/20/2019	$270,775.77
11/20/2019	$268,789.64
12/20/2019	$266,803.51

(f)Tenant acknowledges and agrees that, as provided in Section 12.1.2 of the Master Lease, Tenant’s failure to pay any Fixed Monthly Rent or any other sum due or payable under the Master Lease (inclusive of the payments due and payable under this Amendment) within three (3) days following the date such payment is due shall constitute an Event of Default (as defined in Section 12.1 of the Master Lease).  Notwithstanding anything to the contrary in the Master Lease, the foregoing sentence shall not apply during the Temporary Abatement Period.  During the Temporary Abatement Period (and only during the Temporary Abatement Period), Tenant shall not be deemed in default if it pays each Fixed Monthly Rent payment, Replacement Reserve Payment and Mountain’s Edge Supplemental Rent Payment due and payable during the Temporary Abatement Period prior to the due date of the subsequent month’s Fixed Monthly Rent payment and Replacement Reserve Payment.  In the event Tenant fails to pay each Fixed Monthly Rent payment, Replacement Reserve Payment and Mountain’s Edge Supplemental Rent Payment by the due date of the subsequent month’s Fixed Monthly Rent payment and Replacement Reserve Payment, Landlord shall have right, by giving written notice to Tenant, to unilaterally terminate the provisions of this Section 1 of this Amendment providing for an abatement of Fixed Monthly Rent and the Replacement Reserve Payments and Tenant shall be obligated to pay to Landlord on demand a lump sum payment equal to the sum of  (i) all rents due and payable by Tenant under the Master Lease (inclusive of the amount of abated Fixed Monthly Rent and Replacement Reserve Payments) as of the notice date, plus (ii) all accrued and unpaid interest on the Total Abatement Amount at the rate of nine percent (9%) per annum.  Upon the expiration or earlier termination of the Temporary Abatement Period, the provisions of Section 12.1.2 of the Master Lease shall apply and Tenant acknowledges and agrees that, as provided in Section 12.1.2 of the Master Lease, Tenant’s failure to pay any Fixed Monthly Rent, Replacement Reserve Payment or any other sum due or payable under the Master Lease within three (3) days following the date such payment is due shall constitute an Event of Default.

2.Section 3.4 (Rental Adjustment Related to Mountain’s Edge Capital Addition Project).  Effective as of the Amendment Execution Date, Section 3.4 of the Master Lease is stricken from the Master Lease and in lieu thereof is replaced with the following provision:

“3.4Rental Adjustment Related to Mountain’s Edge Capital Addition Project.  Pursuant to Section 25.1 herein, Landlord has agreed to fund to Tenant an aggregate amount of up to Eleven Million and No/100 Dollars ($11,000,000.00) for the Mountain’s Edge Capital Addition Project (as defined in Section 25.1 herein) in accordance with the Mountain’s Edge Work Letter (as defined in Section 25.1 herein) (the “Mountain’s Edge Funding Commitment”).  Amounts funded by Landlord under the Mountain’s Edge Funding Commitment total $2,535,064.24 through the Amendment Execution Date.  Beginning on May 20, 2017 and on the 20th day of each calendar month thereafter during the Term, in addition to the Fixed Monthly Rent due on such 20th calendar day, Tenant shall pay to Landlord an additional monthly payment (the “Mountain’s Edge Supplemental Rent Payment”) in an amount equal to one-twelfth (1/12th) of the product of (A) the total amount funded under the Mountain’s Edge Funding Commitment, times (B) nine and one-quarter percent (9.25%) (the “Mountain’s Edge Capital Addition Rate”) for the period from March 20, 2017 to March 19, 2018, thereafter annually consistent with the escalation of Fixed Annual Rent as described in Section 3.2 herein.  The Mountain’s Edge Supplemental Rent Payment is due at the same time as Fixed Monthly Rent as described in Section 3.1.  As of the Amendment Execution Date, the current Mountain’s Edge Supplemental Rent Payment is $19,834.24.  Following the Completion Date (as defined in the Work Letter) of the Mountain’s Edge Capital Addition Project, at the request of either Landlord or Tenant, the Parties shall execute a written amendment to this Master Lease memorializing the final adjustment to the Fixed Annual Rent (as set forth in Section 3.1 herein) and the allocation of such rent to the Mountain’s Edge Property (as set forth in Schedule 3.1).  Notwithstanding the foregoing, the failure of either Landlord or Tenant to request and/or the failure of either Party to execute and deliver any such written amendment to this Master Lease shall not (a) affect Landlord’s determination of the amount of each month’s Mountain’s Edge Supplemental Rent Payment, or (b) affect Tenant’s obligation to pay the Mountain’s Edge Supplemental Rent Payment on the 20th day of each calendar month after the first advance is made by Landlord under the Work Letter.”

3.Section 11.2 (Financial Covenants).  Section 11.2 of the Master Lease is hereby amended as follows:

(a)Tenant shall not be required to comply with the financial covenants of Section 11.2.1 of the Master Lease during the Temporary Abatement Period (provided, however, that during the Temporary Abatement Period, Tenant shall be obligated to provide to Landlord the financial calculations and information necessary to determine if Tenant would have complied with the financial covenants of Section 11.2.1 had the same been in effect).   Effective as of the expiration of the Temporary Abatement Period, the language in Section 11.2.1 of the Master Lease is deleted in its entirety and in lieu thereof is replaced with the following provision:

“Section 11.2.1.  Tenant covenants and agrees that, on each Test Date (as defined hereinafter) occurring during the first, second, third and fourth Lease Years, the Portfolio Rent Coverage Ratio (as defined hereinafter) for the Test Period (as defined hereinafter) then ended shall be no less than 1.20 to 1.00.  Tenant covenants and agrees that, on each Test Date occurring after the fourth Lease Year and during the remainder of the Term, the Portfolio Rent Coverage Ratio for the Test Period then ended shall be no less than 1.25 to 1.00. For purposes of this Master Lease, (a) the term “Consolidated EBITDAR” shall mean, for any period, an amount equal to (i) the consolidated net income of Tenant for such period determined in accordance with GAAP, plus (ii) the sum of the following, to the extent deducted in the calculation of such net income:  (A) interest expense; (B) depreciation; (C) income taxes; (D) franchise taxes; (E) amortization; (F) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business; (G) loss from any sales of assets, other than sales in the ordinary course of business; (H) non-cash rent expenses; and (I) rent under any real estate leases; minus (iii) gains from any sales of assets, other than sales in the ordinary course of business; minus (iv) if not already deducted from the calculation of net income, a management fee equal to five percent (5%) of net revenues of each Facility; (b) the term “Portfolio Rent Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDAR for such period to Consolidated Rent (as defined hereinafter) for such period; (c) the term “Consolidated Rent” means, for any period, the aggregate Fixed Annual Rent for such period under this Master Lease; (d) the term “Test Date” shall mean the last day of each calendar quarter during the Term, with the first such date to occur on December 31, 2019 with respect to all Facilities; and (e) the term “Test Period” shall mean (i) as of the first Test Date occurring during the Term, the three (3) month period then ending as of the Test Date, (ii) as of the second Test Date occurring during the Term, the six (6) month period then ending as of the Test Date, (iii) as of the third Test Date occurring during the Term, the nine (9) month period then ending as of the Test Date, and (iv) as of each Test Date occurring after the third Test Date during the Term, the twelve (12) month period then ending as of the applicable Test Date.”

(b)Section 11.2.2 and Section 11.2.3 of the Master Lease are hereby deleted from the Master Lease and shall have no further force and effect.

4.Section 12.5 (Late Charges).  Effective as of the Amendment Execution Date, Section 12.5 of the Master Lease is stricken from the Master Lease and in lieu thereof is replaced with the following provision:

“12.5  Late Charges.  Tenant acknowledges that the late payment of any Fixed Annual Rent, Fixed Monthly Rent or other amounts due under this Master Lease (as amended) will cause Landlord to lose the use of such money and incur costs and expenses not contemplated under this Master Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, (a) if any installment of Fixed Monthly Rent or other amounts due under this Master Lease (as amended) is not paid on or before the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to

$1,000, plus interest on the total balance due calculated at ten percent (10%) per annum (the “Agreed Rate”) (or the maximum rate permitted by law if less than the Agreed Rate), prorated for the number of calendar days late.  Landlord and Tenant agree that this late charge and the accrual of interest at the Agreed Rate represent a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from any such nonpayment and/or delinquent payment by Tenant.  As used in other sections of this Master Lease, “Prime Rate” shall mean the prime rate of interest reported in the Wall Street Journal or if the Wall Street Journal ceases to be in existence or for any reason no longer publishes such prime rate, then the Prime Rate shall be the rate announced by a national bank selected by Landlord.”

5.Due on Sale.  Landlord and Tenant acknowledge and agree that Section 21 of the Master Lease provides that Tenant may not, without the prior written consent of Landlord, which may be withheld at Landlord’s sole discretion, voluntarily or involuntarily assign the Master Lease (whether such assignment is in whole or in part as to less than all of the facilities comprising the Premises).  For avoidance of doubt, Landlord and Tenant agree that in the event Landlord were to give its consent to a proposed assignment of the Master Lease as a whole or give its consent to a partial assignment of the Master Lease as to the Mountain’s Edge Facility, it shall be a condition of Landlord’s consent that Tenant pay to Landlord, in advance of such assignment, all outstanding payments due and payable under the Master Lease (including, without limitation, the outstanding balance of the Total Abatement Amount and all accrued and unpaid interest thereon at the annual rate of nine percent (9%)).

6.Master Lease Guaranty - Section 3.  Landlord hereby acknowledges and agrees that Guarantor shall not be required to comply with the financial covenants of Section 3 of the Master Lease Guaranty (as such term is defined in the Master Lease) during the Temporary Abatement Period (provided, however, that during the Temporary Abatement Period, Guarantor shall be obligated to provide to Landlord the financial calculations and information necessary to determine if Guarantor would have complied with the financial covenants of Section 3 had the same been in effect).  .  Landlord and Tenant hereby agree that the definition of the term “Test Date” (as defined in Section 3(iv) of the Master Lease Guaranty) is hereby changed to read:

“Test Date” shall mean the last day of each calendar quarter during the Term, with the first such date to occur on December 31, 2019.

7.Exhibit C to Master Lease (Mountain’s Edge Work Letter).  The Mountain’s Edge Work Letter (attached as Exhibit C to the Master Lease) is amended as follows:  The term “Outside Completion Date” is changed to March 31, 2019.

8.Conditional Payment as Consideration for this Amendment.  As consideration for Landlord agreeing to enter into this Amendment, on or prior to the Amendment Execution Date, Tenant shall pay to Landlord the following sums:  (a) $24,702.63 (which amount represents late fees and interest on past due payments in prior months); (b) $7,500.00 (which amount represents a reimbursement of attorneys’ fees and legal costs incurred by Landlord in the preparation and negotiation of this Amendment); and (c) $7,375.17 (which amount is a lump sum payment for unpaid accrued interest (9% per annum) on abated/deferred rent from May 20, 2018 through the Amendment Execution Date).

9.Estoppel.  Tenant represents and warrants to Landlord and KeyBank National Association, as Agent that:  (a) no uncured default, event of default, or breach by Landlord exists under the Master Lease, and no facts or circumstances exist that, with the passage of time or giving of notice, will or could constitute a default, event of default, or breach by Landlord under the Master Lease; (b) Tenant has made no claim against any Landlord alleging Landlord's default or breach under the Master Lease; (c) after giving effect to this Amendment, Tenant is not in default under the Master Lease and no event has occurred which, with notice or the passage of time, or both, would constitute a default by Tenant under the Master Lease; and (d) as of the date hereof, except as set forth in Section 1 of this Amendment, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent under the Master Lease or otherwise against the payment of rent or other charges under the Master Lease.

10.Miscellaneous.  Except as amended by this Amendment, the Master Lease is not otherwise amended and there are no other waivers, concessions or modifications of the Master Lease or the Master Lease Guaranty, and the Master Lease remains in full force and effect, as amended hereby.  Except as otherwise expressly provided herein, nothing herein contained shall in any way (a) impair or affect the validity and priority of the Master Lease or the Master Lease Guaranty; (b) alter, waive, annul or affect any provision, condition or covenant in the Master Lease or the Master Lease Guaranty; or (c) affect or impair any rights, powers or remedies under the Master Lease or the Master Lease Guaranty.  No course of dealing, forbearance, delay, omission or inaction by any Landlord in the exercise of their rights and remedies, and no continuing performance by any Landlord, Tenant or Guarantor under the Master Lease or the Master Lease Guaranty: (x) shall constitute (i) a waiver, modification or an alteration of the terms, conditions, or covenants of the Master Lease or the Master Lease Guaranty, all of which remain in full force and effect; or (ii) a waiver, release, or limitation upon any Landlord’s exercise of any of their rights and remedies thereunder or which may otherwise be available at law or in equity, or otherwise be prejudicial thereto, all of which rights and remedies are hereby expressly reserved; or (y) shall relieve or release the Tenant or Guarantor in any way from any of their respective covenants, agreements, duties, or obligations under the Master Lease and the Master Lease Guaranty.  In the event of a conflict between the terms of this Amendment and the terms of the Master Lease, the terms of this Amendment shall control.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Amendment Execution Date.

“LANDLORD”

MRT of Las Vegas NV – ACH, LLC,

a Delaware limited liability company

By: /s/ William C. Harlan

Name:William C. Harlan

Title:President

MRT of Las Vegas NV – LTACH, LLC,

a Delaware limited liability company

By: /s/ William C. Harlan

Name:William C. Harlan

Title:President

MRT of Fort Worth TX - SNF, LLC,

a Delaware limited liability company

By: /s/ William C. Harlan

Name:William C. Harlan

Title:President

MRT of Spartanburg SC - SNF, LLC,

a Delaware limited liability company

By: /s/ William C. Harlan

Name:William C. Harlan

Title:President

“TENANT”

Nashville Leasehold Interests, LLC,

a Delaware limited liability company

By: _/s/ Jaime L. Andujo_____________________________

Name:Jaime L. Andujo

Title:President

“OPERATORS”

Vegas Hospital Care, LLC,

a Delaware limited liability company

By: _/s/ James Adams________________________________

Name:James Adams

Title:CEO/President

THI of Nevada II at Desert Lane, LLC,

a Delaware limited liability company

By: _/s/ Darrin Cook_________________________________

Name:Darrin Cook

Title:President

Bryant Irvin Consulting, LLC,

a Delaware limited liability company

By: __/s/ Margery A. Johnson__________________________

Name:Margery A. Johnson

Title:President

THI of South Carolina at Magnolia Place at Spartanburg, LLC,

a Delaware limited liability company

By: ____/s/ Bethany Baynard_________________________

Name:Bethany Baynard

Title:Administrator/President

JOINDER

The undersigned Guarantor hereby joins in the execution and delivery of the First Amendment to Amended and Restated Master Lease to acknowledge, consent to and agree to the provisions of the amendment which are applicable to Guarantor.  Such provisions shall be binding on Guarantor with the same force and effect as if Guarantor were a direct party to the First Amendment to Amended and Restated Master Lease.  The Master Lease Guaranty remains in full force and effect.

“GUARANTOR”

THI of Baltimore, Inc.,

a Delaware corporation

By:/s/ Kenneth Tabler

Name:Kenneth Tabler

Title:Vice President